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                                                                      EXHIBIT 11




                    THE LIBERTY CORPORATION AND SUBSIDIARIES
                  CONSOLIDATED EARNINGS PER SHARE COMPUTATION
                  FOR THE THREE YEARS ENDED DECEMBER 31, 1993
                       (In $000's, except per share data)



                                                                                   1993             1992             1991
                                                                                ----------       ----------       ----------
     PRIMARY SHARES (1)
     --------------
       Weighted average common shares outstanding                                   19,327           16,165           15,771
       Weighted average common stock options outstanding                               169              143               77
                                                                                ----------       ----------       ----------
         Total primary shares                                                       19,496           16,308           15,848
                                                                                ==========       ==========       ==========



     NET INCOME
     ----------

       Earnings                                                                 $   39,147       $   40,885       $   30,566
                                                                                ==========       ==========       ==========

       Primary earnings per share (earnings/total primary share)                $     2.01       $     2.51       $     1.93
                                                                                ==========       ==========       ==========





  (1) Primary and fully diluted earnings per share are identical for all years presented.


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